Exhibit 23.03

RPS Energy

309 Reading Road, Henley-on-Thames, Oxfordshire, RG9 IEL United Kingdom

T #44 (0) 1491 415400	F #44 (0) 1491 415415	www.rpsgroup.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our report, or information contained therein, dated February 7, 2008, prepared for FX Energy in the FX Energy, Inc. annual report on Form 10-K for the year ended 31st December 2007, and the incorporation by reference to the report prepared by RPS Energy into FX Energy, Inc.'s registration statement on form S-3 to be filed in November 2008.

RPS Energy

/s/ Michiel Stofferls

Michiel Stofferls

Petroleum Engineering Manager

20 November 2008